UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) April 2, 2008

CHATSWORTH DATA SOLUTIONS, INC.
(Exact Name of Registrant as Specified in Its Charter)

NEVADA
(State or Other Jurisdiction of Incorporation)

000-51308	98-0427221
(Commission File Number)	(IRS Employer Identification No.)

321 South Boston Avenue, Suite 218, Tulsa, OK 74103
(Address of Principal Executive Offices) (Zip Code)

(918) 645-3701
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

(a) First Closing of Common Stock Purchase Agreement

On April 2, 2008, Chatsworth Data Solutions, Inc, (formerly known as Adera Mines, Limited) (the “Company”) closed on $1,007,300 of subscriptions raised under a Common Stock Purchase Agreement (“SPA”) by and among the Company and a group of investors (collectively the” Investors”). Terms of the SPA provided for a minimum of 20,000,000 shares and a maximum of 30,000,000 shares to be sold under the SPA, at a price of $.05 per share. On April 2, 2008, the Company held its initial closing of the common stock offering, and issued 20,146,000 shares of its common stock at a price of $.05 per share for a total consideration of $1,007,300. Ten million shares were purchased by Vision Opportunity Master Fund, Ltd. (“Vision”) and 10,146,000 shares were purchased by other accredited investors, including officers, directors, management and employees of the Company or its wholly owned subsidiary, Chatsworth Data Corporation, as well as existing shareholders of the Company. The securities were offered and sold by the Company pursuant to exemptions from registration set forth in section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder.

The common stock purchased by Investors other than Vision is subject to a Lock-up Agreement, which provides that the Investor may not sell the common stock purchased by him for a period of twelve (12) months following the closing. Thereafter, the Investor may sell no more than 1/12 of the shares in any one month for a period of 24 months.

The funds received by the Company were immediately transferred to Chatsworth Data Corporation for use in its operations.

(b) Execution of Penalty Settlement Agreement

On April 3, 2008, the Company reached an agreement with investors holding certain registration rights under an August 2006 Investor Rights Agreement, whereby the Company was obligated to file a registration statement covering the investors’ shares and to have such registration statement declared effective by the Securities and Exchange Commission within a specified period of time. Failure to meet its obligations under the Investor Rights Agreement resulted in the Company incurring monetary penalties to the investors. With the execution of the Penalty Settlement Agreement on April 3, 2008, the parties to the Investor Rights Agreement agreed to cease any further accrual of the late registration penalties under such agreement, and the Company issued promissory notes to the investors in the aggregate amount of $754,600, reflecting accrued late registration penalties through February 29, 2008. The notes bear interest at 12% per annum and mature March 10, 2010. If the Adjusted Share Price of the Company’s common stock is equal to or greater than $.25 for a period of five (5) consecutive trading days the Company has the option of paying any or all of the accrued interest in its common stock. The agreement relieves the Company of any further obligation to register the investors’ shares that were the subject of a pending registration statement on Form SB-2.

(c) Second Amendment to Revolving Credit Agreement

On April 3, 2008, Chatsworth Data Corporation (the “Subsidiary”), a wholly-owned subsidiary of the Company, entered into a second amendment to its Revolving Credit Agreement (the “Agreement”) with Bank of Oklahoma, N.A. (“BOK”), dated December 31, 2006, The Agreement originally expired November 30, 2007 and was amended and extended to February 28, 2008 by a first amendment to the Agreement. Pursuant to the amendment, which was effective as of February 28, 2008, the term of the Agreement has been extended to February 28, 2009, when all amounts outstanding are due and payable. The Agreement provides for a facility in the maximum amount of $3.0 million. The Agreement is subject to a borrowing base agreement and is secured by all accounts receivable and inventory of the Subsidiary. All advances bear interest at prime plus 2% and are payable monthly in arrears. The Agreement provides for a standby fee of 2% of the unused portion of the facility.

The Agreement includes customary affirmative and negative covenants, including limitations on the Subsidiary’s creation of new indebtedness and restrictions on engaging in certain transactions, entering into operating leases and providing guaranties to other parties. The Agreement also provides, beginning on July 31, 2008, for the Subsidiary to maintain minimum net capital, in accordance with GAAP, of $1,250,000, and provides for the maintenance of a funded debt to EBITDA ratio and fixed charge coverage ratio. The Agreement is subject to customary events of default. Upon the occurrence of an event of default, the obligation to make further advances under the revolving credit facility will terminate and BOK may declare the outstanding amounts payable under the Agreement due and payable. The Company is a guarantor of the Subsidiary’s obligations under the Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The Registrant incorporates herein by reference the discussion set forth in Item 1.01(b) and (c) of this current report on Form 8-K.

Item 3.02. Unregistered Sales of Equity Securities.

The Registrant incorporates herein by reference the discussion set forth in Item 1.01(a) of this current report on Form 8-K.

Item 8.01. Other Events.

Attached and incorporated herein by reference as Exhibit 99.1 is a copy of the Company’s press release dated April 8, 2008, reporting on the matters described in Item 1.01, Item 2.03 and Item 3.02 of this Report.

Item 9.01. Financial Statements and Exhibits

(d)	The following exhibits are filed herewith:

10.1	Form of Common Stock Purchase Agreement
10.2	Form of Lock Up Agreement
10.3	Amendment Two to Revolving Credit Agreement
10.4	Promissory Note of Chatsworth Data Corporation to Bank of Oklahoma, N.A.
10.5	Penalty Settlement Agreement and form of promissory note
99.1	Press release dated April 8, 2008.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chatsworth Data Solutions, Inc.

Date: April 8, 2008	By:	/s/ Sid L. Anderson
Sid L. Anderson
President and CEO

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EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Common Stock Purchase Agreement
10.2	Form of Lock Up Agreement
10.3	Amendment Two to Revolving Credit Agreement
10.4	Promissory Note of Chatsworth Data Corporation to Bank of Oklahoma, N.A.
10.5	Penalty Settlement Agreement and form of promissory note
99.1	Press release dated April 8, 2008.

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